Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Annexon, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)	1,256,192 (3)	$4.88 (2)	$6,130,216.96	$110.20 per $1,000,000	$675.55

Equity	Common Stock, $0.001 par value per share	457(h)	1,129,956 (4)	$5.95 (5)	$6,723,238.20	$110.20 per $1,000,000	$740.91

Total Offering Amounts					$12,853,455.16		$1,416.46

Total Fee Offsets (6)							—

Net Fee Due							$1,416.46

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2020 Incentive Award Plan (the “2020 Plan”), and the Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 3, 2023, which date is within five business days prior to filing this Registration Statement.

(3)

Consists of (i) 1,908,919 additional shares of the Registrant’s common stock that became available for issuance on January 1, 2023 under the 2020 Plan, by operation of an automatic annual increase provision therein, and (ii) 477,229 additional shares of the Registrant’s common stock that became available for issuance on January 1, 2023 under the ESPP, by operation of an automatic annual increase provision therein. The total number of shares included in the table above excludes 1,129,956 shares of the Registrant’s common stock issuable upon the vesting and exercise of outstanding stock options that were granted from the additional shares that became available for issuance on January 1, 2023 under the 2020 Plan.

(4)

Represents shares of the Registrant’s common stock issuable upon the vesting and exercise of outstanding stock options with a fixed exercise price that were granted from the additional shares that became available for issuance on January 1, 2023 under the 2020 Plan.

(5)	Pursuant to Rule 457(h) under the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the weighted-average exercise price of the stock options.
(6)	The Registrant does not have any fee offsets.